NEWS BULLETIN
POINT.360
2777 N. ONTARIO STREET
BURBANK, CA 91504
Nasdaq: PTSX

FOR FURTHER INFORMATION:

AT THE COMPANY:

Alan Steel

Executive Vice President

(818) 565-1444

FOR IMMEDIATE RELEASE - BURBANK, CA, February 9, 2012

POINT.360 ANNOUNCES SECOND FISCAL QUARTER AND FIRST HALF RESULTS

•	The Company reports positive earnings for the three and six month periods ended December 31, 2011

Point.360 (NASDAQ: PTSX), a leading provider of integrated media management services, today announced results for the three and six month periods ended December 31, 2011, including sales of $17.5 million and earnings per share of $0.02 for the six months ended December 31, 2011. The Company also reported $1.1 million of positive earnings before interest, taxes, depreciation and amortization and non-cash charges (EBITDAN) for the second quarter, and EBITDAN of $2.3 million for the six-month period.

Haig S. Bagerdjian, the Company’s Chairman, President and Chief Executive Officer said: “We are encouraged by the progress made in the first and second fiscal quarters. The move of our corporate headquarters and Digital Film Labs to our Media Center will be completed by the end of February. Total annual savings will approximate $1.2 million beginning in the fourth fiscal quarter.”

Mr. Bagerdjian continued: “We will continue to evaluate additional cost saving opportunities while we expand our file based post production service offering.”

Revenues

Revenue for the quarter ended December 31, 2011 totaled $8.5 million compared to $9.1 million in the same quarter last year. Revenues for the six months ended December 31, 2011 were $17.5 compared to $17.3 million last year. Fluctuations between the periods were due to the timing of service deliveries.

Gross Margin

In the second quarter of fiscal 2012, gross margin was $3.0 million (36% of sales), compared to $3.0 million (33% of sales) in the prior year’s second quarter. For the first half of fiscal 2012, gross margin was $6.5 million or 37% of sales, compared to $4.8 million, or 28% of sales in last year’s period.

Selling, General and Administrative and Other Expenses

For the second quarter of fiscal 2012, SG&A expenses were $3.0 million, or 35% of sales, compared to $3.3 million, or 37% of sales, in the second quarter of last year. For the six months ended December 31, 2011, SG&A expenses were $6.2 million (35% of sales) compared to $7.0 million (40% of sales) last year. SG&A personnel costs have been reduced $0.2 million and $0.5 million in each of the current and six month periods, respectively, when compared to the prior year periods.

Research and development costs associated with Movie>Q and other projects were $0.1 million and $0.3 million in the three and six month periods ended December 31, 2010.

Interest expense was $0.2 million and $0.4 million for the three and six month periods ended December 31, 2011, and $0.2 million and $0.4 million in the three and six month periods ended December 31, 2010. In last year’s six-month period, the Company received $0.1 million of interest income from the Internal Revenue Service associated with a $1.5 million tax refund.

Other income in all periods represents sublease income and gain on sale of fixed assets. In the 2011 three and six month periods, other income also included a $0.1 million discount on debt repayment. In the prior year periods, other income was offset by a put option expense of $0.1 million.

Operating Income (Loss)

Operating income was $44,000 in the second quarter of fiscal 2012 compared to a loss of $0.4 million in last year’s second quarter. For the six month period ended December 31, 2011, operating income was $0.3 million compared to a loss of $2.4 million in the prior year.

Net Income (Loss)

For the second quarter of fiscal 2012, the Company reported net income of $51,000 ($0.00 per share) compared to a net loss of $0.6 million ($0.05 per share) in the same period last year. For the six months ended December 31, 2011, the Company reported net income of $160,000 ($0.02 per share) compared to a net loss of $2.6 million ($0.24 per share) in the prior year period.

Earnings Before Interest, Taxes, Depreciation, Amortization and Non-Cash Charges (EBITDAN)*

The following table reconciles the Company’s EBITDAN to net income which is the most directly comparable financial measure under Generally Accepted Accounting Principles (“GAAP”):

Computation of EBITDAN (unaudited)*

	Three Months Ended		Six Months Ended
	December 31		December 31,
	2010	2011	2010	2011
Net income (loss)	$(589,000)	$51,000	$(2,603,000)	$160,000
Interest (net)	194,000	189,000	342,000	418,000
Income taxes	—	—	—	—
Depreciation & amortization	931,000	793,000	1,863,000	1,537,000
Other non-cash charges:
Bad debt expense	9,000	9,000	18,000	17,000
Stock based compensation	88,000	102,000	156,000	187,000

EBITDAN	$633,000	$1,144,000	$(224,000)	$2,319,000

Consolidated Statements of Operations (unaudited) *

The table below summarizes results for the three month periods ended December 31, 2010 and 2011:

	Three Months Ended December 31,		Six Months Ended December 31,
	2010	2011	2010	2011

Revenues	$9,070,000	$8,542,000	$17,342,000	$17,511,000
Cost of services sold	(6,090,000)	(5,513,000)	(12,495,000)	(11,039,000)

Gross profit	2,980,000	3,029,000	4,847,000	6,472,000
Selling, general and administrative expense	(3,319,000)	(2,985,000)	(6,961,000)	(6,164,000)
Research and development expense	(60,000)	—	(334,000)	—

Operating income (loss)	(399,000)	44,000	(2,448,000)	308,000
Interest expense	(194,000)	(209,000)	(395,000)	(438,000)
Interest income	—	20,000	62,000	20,000
Other income	4,000	196,000	178,000	270,000

Income (loss) before income taxes	(589,000)	51,000	(2,603,000)	160,000
Benefit from income taxes	—	—	—	—
Net income loss	$(589,000)	$51,000	$(2,603,000)	$160,000

Income (loss) per share:
Basic:
Net loss	$(0.05)	$—	$(0.24)	$0.02
Weighted average number of shares	10,763,166	10,513,166	10,647,677	10,513,166
Diluted:
Net income loss	$(0.05)	$—	$(0.24)	$0.02
Weighted average number of shares including the dilutive effect of stock options	10,763,166	10,576,494	10,647,677	10,524,050

Selected Balance Sheet Statistics (unaudited)*

	June 30 2011	December 31, 2011
Working Capital	$2,885,000	$3,176,000
Property and equipment, net	17,153,000	17,523,000
Total assets	25,395,000	25,655,000
Current portion of long term debt	1,709,000	516,000
Long-term debt, net of current portion	9,711,000	9,356,000
Shareholder’s equity	9,489,000	9,836,000

* The consolidated statements of operations, computation of EBITDAN and presentation of balance sheet statistics do not represent the results of operations or the financial position of the Company in accordance with generally accepted accounting principles (GAAP), and are not to be considered as alternatives to the balance sheet, statement of income, operating income, net income or any other GAAP measurements as an indicator of operating performance or financial position. Not all companies calculate such statistics in the same fashion and, therefore, the statistics may not be comparable to other similarly titled measures of other companies. Management believes that these computations provide additional useful analytical information to investors.

About Point.360

Point.360 (PTSX) is a value add service organization specializing in content creation, manipulation and distribution processes integrating complex technologies to solve problems in the life cycle of Rich Media. With locations in greater Los Angeles, Point.360 performs high and standard definition audio and video post production, creates virtual effects and archives and distributes physical and electronic Rich Media content worldwide, serving studios, independent producers, corporations, non-profit organizations and governmental and creative agencies. Point.360 provides the services necessary to edit, master, reformat and archive clients’ audio and video content, including television programming, feature films and movie trailers. Point.360’s interconnected facilities provide service coverage to all major U.S. media centers. The Company also rents and sells DVDs and video games directly to consumers through its Movie>Q retail stores. See www.Point360.com and www.MovieQ.com.

Forward-looking Statements

Certain statements in Point.360 press releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements regarding (i) the Company’s projected revenues, earnings, cash flow and EBITDA; (ii) planned focus on internal growth and acquisitions; (iii) reduction of facilities and actions to streamline operations; (iv) actions being taken to reduce costs and improve customer service and (v) new business and new acquisitions. Please also refer to the risk factors described in the Company’s SEC filings, including its annual reports on Form 10-K. Such statements are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from those expected or anticipated in the forward-looking statements. In addition to the factors described in the Company’s SEC filings, the following factors, among others, could cause actual results to differ materially from those expressed herein: (a) lower than expected net sales, operating income and earnings; (b) less than expected growth; (c) actions of competitors including business combinations, technological breakthroughs, new product offerings and promotional successes; (d) the risk that anticipated new business may not occur or be delayed; (e) the risk of inefficiencies that could arise due to top level management changes and (f) general economic and political conditions that adversely impact the Company’s customers’ willingness or ability to purchase or pay for services from the Company. The Company has no responsibility to update forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release.

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